Exhibit 99.1

Global Partners Announces Quarterly Cash Distribution for the Second Quarter of 2008

Partnership Expands Credit Facility and Strengthens Liquidity Position

WALTHAM, Mass.--(BUSINESS WIRE)--July 21, 2008--Global Partners LP (NYSE: GLP) today announced that the Board of Directors of its general partner, Global GP LLC, has declared a quarterly cash distribution of $0.4875 per unit ($1.95 per unit on an annualized basis) on all of its outstanding common and subordinated units for the period from April 1, 2008 through June 30, 2008. The distribution will be paid August 14, 2008 to unitholders of record as of the close of business August 5, 2008.

Global Partners also announced today the signing of an amendment to its working capital revolving credit facility. The amendment increases the partnership’s borrowing capacity with its 13-member bank group under the partnership’s working capital revolving credit facility by $100 million to $650 million. The amendment also increases the existing accordion feature by an additional $100 million to a total of $200 million. Global Partners has undrawn committed availability of approximately $225 million under this facility prior to any request under the accordion feature. The partnership’s credit facilities will mature in April 2011.

In addition, in response to a number of recent investor inquiries regarding SemGroup Energy Partners L.P. and liquidity within the master limited partnership sector, Global Partners President and Chief Executive Officer Eric Slifka issued the following statement:

  Global Partners has conducted a thorough review of its business and believes that it has no credit exposure or involvement with SemGroup Energy Partners or its parent company, SemGroup, L.P.
  Global Partners has expanded its credit facility and strengthened its liquidity position.
  Through the use of regulated exchanges or derivatives, Global Partners maintains a position that is substantially balanced between purchased volumes and sales volumes. A key component of Global Partners’ business model is to purchase products for its distribution network and customer use. Global Partners enters into futures contracts to minimize the impact of market fluctuations on its purchase and forward fixed price sales of refined petroleum products and/or protect margins relative to the partnership’s commitments.
  Global Partners utilizes the New York Mercantile Exchange (NYMEX), which is a regulated exchange for energy products that it trades, to reduce potential delivery and supply risks. Generally, the partnership’s practice is to close all NYMEX positions rather than make or receive physical deliveries. In addition, all NYMEX margin positions are settled daily.
  Global Partners enters into derivative agreements with counterparties that the partnership believes have a strong credit profile.
  The partnership maintains rigorous credit approval procedures that include intensive monitoring processes. As a result of these practices, credit losses over the past five years averaged less than $300,000 per year.
  Global Partners accounts for its derivatives in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS No. 133”). SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities and requires that an entity recognize derivatives as either assets or liabilities on the balance sheet and measure the instruments at fair value. Changes in the fair value of the derivative are to be recognized currently in earnings, unless specific hedge accounting criteria are met.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls and has access to one of the largest terminal networks of refined petroleum products in the Northeast. The partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the region. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Safe Harbor Statement

This news release contains certain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Such statements may discuss business prospects, goals, new developments and future expectations or contain projections of results of operations, financial condition and Global Partners LP's ability to make distributions to unitholders. These statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause actual results to be materially different from the forward-looking statements contained in this news release. For specific risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent filings the partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and Global Partners LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary